RECORDING REQUESTED BY

WHEN RECORDED MAIL TO

SPACE ABOVE THIS LINE FOR RECORDER’S USE

RAFT RIVER
GEOTHERMAL LEASE AND AGREEMENT

                    THIS GEOTHERMAL LEASE AND AGREEMENT, (herein sometimes referred to as “Lease”) made and entered as of the 28th day of June, 2003 by and between Janice Crank and the children of Paul Crank hereinafter referred to as “Lessor”, whether one or more, and U.S. GEOTHERMAL Inc., an Idaho corporation, hereinafter referred to as “Lessee”;

WITNESSETH:

          1.       That Lessor, for and in consideration of Ten Dollars ($10.00) in hand paid to Lessor by Lessee, the rentals provided for hereinafter, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the covenants and agreements hereinafter contained has granted, leased, let and demised and by these presents does grant, lease, let and demise exclusively to Lessee, its grantees, successors and assigns, upon and subject to the terms and conditions hereinafter set forth, those certain geothermal and mineral rights for real property located in the County of CASSIA, State of IDAHO, more particularly described in Exhibit “A” attached hereto and by this reference made a part hereof (hereinafter referred to as the “leased rights”), including easements and rights of way owned or claimed by Lessor, on, within, or adjoining the lands above described. This Lease shall cover all the interest in the leased rights now owned or hereafter acquired by Lessor.

          By the use of such methods as Lessee may desire, Lessee, and its designated representatives, shall have the sole and exclusive right to utilize the leased rights, including but not limited to the right to explore for, drill for, test, develop, operate, produce, extract, take, remove or sell Hot Water, Steam and Thermal Energy and Extractable Minerals, and to store, utilize, process, convert and otherwise treat such Hot Water, Steam and Thermal Energy, and to extract any Extractable Minerals during the term hereof and to transport same, and to inject or reinject effluents into any wells drilled pursuant to the leased rights; or inject water, gas or other fluid or substances by artificial means into formations containing Hot Water, Steam or Thermal Energy. Further, Lessee, its designated representatives and anyone purchasing Leased Substances (as hereinafter defined) from Lessee are hereby granted the use of the easements owned by Lessor across said land, to the full extent of any such rights held by Lessor. In the event this Lease should terminate with respect to a portion of the rights granted Lessee, it shall nevertheless continue in full force and effect to any rights of way and any easements appurtenant thereto that are being used from time to time when such termination occurs and shall continue in effect so long as such rights of way and easements or any of them continue to be used from time to time for the purposes above described or for the production and utilization of Geothermal Resources from lands in the vicinity thereof by Lessee, its designated representatives, or anyone who has purchased, or is purchasing, Leased Substances from Lessee, their successors and assigns. The possession by Lessee of the leased rights shall be sole and exclusive for the purposes hereof and for purposes incident or related thereto. Lessee agrees to conduct its activities in a manner which will not unreasonably interfere with any rights reserved to Lessor.

          2.       This Lease shall be for a term of four (4) years from and after the date hereof (hereinafter referred to as the “Primary Term” ending June 28, 2007) and so long thereafter as Leased Substances, or any of them, are derived or produced in commercial quantities through the leased rights, or lands, rights or facilities pooled, unitized or combined therewith, and for so long as Lessee is prevented from producing same, or the obligations of Lessee hereunder are suspended, for the causes hereinafter set forth, or this Lease is continued in force by reason of any other provision hereof.

                    If at the expiration of the Primary Term, Lessee is then engaged in operations for drilling, reworking, recompleting, redrilling or enhancement of the well, or any well developed in exercise of the leased rights, or any well on or lands pooled, unitized or combined therewith, this Lease shall remain in force so long as any such drilling, reworking, recompleting, redrilling or enhancement operations are prosecuted (whether on the same or different wells) with no cessation of such operations for more than six (6) months, and if such operations result in production or the establishment to the satisfaction of the Lessee of the existence of Sufficient Power Potential or Extractable Minerals in Commercial quantities, such well or wells will be deemed to have been completed during the primary term of this Lease.

          3.       Lessee shall conduct all work in compliance with the applicable laws and regulations of the state of Idaho and the United States of America. Lessee shall be fully responsible for compliance with all applicable Federal, state, and local statutes, regulations, and ordinances relating to such work, and for reclamation bonding and any bonding required for geothermal wells. Lessor agrees to cooperate with Lessee in Lessee’s application for governmental licenses, permits, and approvals, all costs of which shall be borne by Lessee.

                    Lessee shall protect Lessor’s interest in the leased rights against liens of every character arising from its operations thereon. Lessee, at its own expense, prior to commencing operations pursuant to the leased rights, shall obtain, and thereafter while this Lease is in effect shall maintain, adequate Workers Compensation Insurance. Lessee shall protect Lessor against damages of every kind and character arising out of the operations or working of Lessee or those under Lessee’s control pursuant to the leased rights, but Lessee shall not be liable hereunder in the event of the negligence or willful misconduct of parties other than Lessee.

           4.       Royalties shall be payable as follows:

           (a)          Lessor acknowledges that $15,000.00 has been paid for the years 2002-2003 and 2003-2004 under the terms of the June 28, 2002 lease and that these payments will be credited as advances on future production royalties. At the beginning of successive years of the Primary Term, Lessee will pay to Lessor the following sums on the anniversary of the Lease as further advances on production royalties:

June 28, 2003	Year 2003 - 2004:	$10,000.00 (Paid)
June 28, 2004	Year 2004 - 2005:	$10,000.00
June 28, 2005	Year 2005 - 2006:	$10,000.00
June 28, 2006	Year 2006 - 2007:	$10,000.00

          Lessee shall be entitled to credit all advance royalties paid toward production royalties owed pursuant to the following subparagraphs. Lessor will be entitled to payment of production royalties only after crediting of all advance royalties previously paid by Lessee.

          (b)          If Leased Substances are derived or produced in commercial quantities through the Leased Rights from and after the Primary Term, a minimum annual production royalty of $18,000.00 will be due to Lessor.

          (c)          With respect to Hot Water, Steam or Thermal Energy (collectively to be referred to as “Energy Produced”) produced, saved and sold by Lessee and then used by the purchaser for the generation of electric power, Lessee shall pay to Lessor as royalty Ten Percent (10%) of the market value of such Hot Water, Steam or Thermal Energy produced in exercise of the leased rights at and as of the point of origin on the land associated with the leased rights, which market value shall be deemed to be the gross proceeds received by Lessee from such sale at the point of origin, unless the sale occurs at a location other than the point of origin, in which case the market value shall be deemed to be the gross proceeds received by lessee from such sale less all costs and expenses of processing and transportation between the point of origin and the point of sale.

          (d)          With respect to Hot Water, Steam or Thermal Energy produced, saved and used for the generation of electric power which is then sold by Lessee, Lessee shall pay to Lessor as royalty Ten Percent (10%) of the Net Proceeds in accordance with the definition of Net Proceeds in paragraph 16, subparagraph (h).

          (e)          With respect to Energy Produced, saved and sold by Lessee and which is used for any purpose other than the generation of electric power, Lessee shall pay to lessor as royalty Five Percent (5%) of the gross proceeds received by Lessee from the sale of Energy Produced, as such, produced in exercise of the leased rights at and as of the point of origin on the land associated with the leased rights.

          (f)          With respect to Extractable Minerals, Lessee shall pay as royalty to lessor Five Percent (5%) of the net proceeds received by Lessee from the sale of any gases (as herein defined) and from the sale of effluents (containing minerals and/or minerals in solution) produced and sold from the well or in exercise of the leased rights, or, in the event Lessee extracts from the effluents minerals and/or minerals in solution, Five Percent (5%) of the net proceeds received by Lessee from the sale of minerals and/or minerals in solution contained in and extracted from such effluents less all costs of transportation, injection and extraction. If Lessee consumes Leased Substances or electric power is generated therefrom, by either use or exchange, for purposes other than its operations with respect to the leased rights, then such Leased Substances or electric power generated therefrom shall be deemed sold for royalty purposes and the above-described royalty shall be paid on the same value basis as if such Leased substances or electric power generated therefrom had been sold by Lessee at the time of production under Lessee’s then existing sales contract.

          Lessee shall pay to Lessor on or before the twenty-fifth day of each month the royalties accrued and payable for the preceding calendar month, or on or before the twenty-fifth day of the month next following that in which Lessee receives payment therefor from the purchaser thereof, whichever method may be chosen by Lessee from time to time, and in making such royalty payments Lessee shall deliver to Lessor statements setting forth the basis for computation and determination of such royalty.

          Lessee shall not be required to account to Lessor for or to pay any royalty on Hot Water, Steam, Thermal Energy or Extractable Minerals produced by Lessee which is not utilized, saved and sold, or which is used by Lessee in its operations with respect to the leased rights for or in connection with the developing, recovering, producing, extracting and/or processing of Hot Water, Steam, Thermal Energy and/or minerals in solution or in facilities for the generation of electric power, or which are unavoidably lost.

          Lessee shall have the right from time to time and at any time to commingle (for purposes of storing, transporting, utilizing, selling and processing, or any of them) the Leased Substances, or any of them, that are produced or extracted in exercise of the leased rights or lands pooled, unitized or combined therewith, with Geothermal Resources, or any of them, produced from other lands or units in the vicinity of the land associated with the leased rights, and in the event of such commingling, Lessee shall meter, gauge, or measure the production in exercise of the leased rights, or from the unit or units, including leased and other units or lands, as the case may be, and compute and pay Lessor’s royalty payable under the provisions hereof on the basis of such production so determined or allocated, as the case may be.

          5.       Lessee shall have the right to drill such well or wells as Lessee may deem desirable for the exercise of the leased rights, including wells for injection or reinjection purposes, and shall have the further right to dispose in any such wells waste brine, water and other substances, waste products from a well or wells, power plants or other facilities. Lessee shall further have the right for testing purposes, to freely transfer Leased Substances and Geothermal Resources and to inject such leased Substances and Geothermal Resources into any wells developed pursuant to the leased rights.

          6.       Lessee may, at any time or from time to time, as a recurring right for drilling, development, production or operating purposes, pool, unitize or combine all or any part of the leased rights into a unit with any other land or lands or lease or leases (whether held by Lessee or others) adjacent, adjoining or in the immediate vicinity of the land with which the leased rights are associated, which Lessee desires to develop or operate as a unit, provided that the total acreage to be embraced within any such drilling, development, production, or operating unit shall no exceed one thousand nine hundred twenty (1,920) acres, plus an acreage tolerance of Ten Percent (10%), except that a larger unit may be created to conform to State or Federal regulations. Such unit shall be deemed created either upon Lessee recording in the office of the county recorder a written declaration of such unit or upon Lessee giving written notice of such unit to Lessor. Any well commenced, drilled, drilling and/or producing or being capable of producing in any part of such unit shall for all purposes of this Lease be deemed a well commenced, drilled, drilling and/or producing in exercise of the leased rights, and Lessee shall have the same rights and obligations with respect thereto and to drilling and producing operations upon the lands from time to time included within any such unit as provided under this Lease provided, however, that notwithstanding this or any other provision or provisions of this Lease to the contrary:

          (a)          production as to which royalty is payable from any such well or wells drilled upon any such unit, whether located upon the leased rights or other lands, shall be allocated to the leased rights in the proportion that the acres of geothermal rights associated with the leased rights bears to the total geothermal acreage of such unit, and such allocated portion thereof shall for all purposes of this Lease be considered as having been produced pursuant to the leased rights and the royalty payable under this Lease shall be payable only upon that proportion of such production so allocated thereto, and

          (b)          if any taxes of any kind are levied or assessed (other than taxes on the land and on Lessor’s improvements), any portion of which is chargeable to Lessor under Paragraph 14 hereof, then the share of such taxes to be borne by Lessor as provided in the Lease, shall be in proportion to the share of the production from such unit allocated to the well and leased rights.

                    Allocation of unit production to the leased rights or to other lands in the unit, shall continue after any termination of all or any part of this or any other lease covering lands in the unit until any exploration, drilling, remedial drilling or production operations are begun on the lands so terminated, or until contracts regarding any such operations are entered into, whereupon all such terminated lands shall be excluded in the production to be allocated to the respective lands in such unit. In the event of the failure of Lessor’s, or any other owner’s, title as to any portion of the rights or land included in any such unit, such portion of such land or associated land shall likewise be excluded in allocating production from such unit, provided, however, Lessee shall not be held to account for any production allocated to any lands excluded from any such operating unit unless and until Lessee has actual knowledge of the circumstances requiring such exclusion. Any exclusion shall be deemed effective the first day of the month next following the date upon which such exclusion becomes finally established.

          Lessee may, at its sole option, at any time when there is no Commercial production in such unit, terminate, enlarge or diminish such unit either by Lessee recording in the office of the county recorder a written declaration thereof, or by Lessee giving written notice thereof to Lessor.

          7.       Lessor, or its agents, at Lessor’s sole cost and risk, may during normal hours of operation examine any working, installations, structures, or operations of Lessee constructed or undertaken pursuant to the leased rights, and may at reasonable times inspect the books and records of Lessee with respect to matters pertaining to the payment of royalties to Lessor.

          8.       Upon the violation of any of the terms and conditions of this Lease by Lessee (including but not limited to payment of rental, advance royalty and/or royalty) and the failure of Lessee, as to monetary matters, to make payment, and as to other violations, to begin in good faith to remedy the same, within sixty (60) days after written notice from Lessor so to do, specifying in said notice the nature of such default, then at the option of Lessor this Lease shall forthwith cease and terminate and all rights of Lessee in and to the well and the leased rights shall be at an end, except for each and any well then being drilled, or capable of producing, or capable of being used for injection purposes, and in respect to which Lessee shall not be in default, together with the rights, rights of way and easements which may be retained by Lessee by virtue of the granting clause of this Lease.

          9.       Notwithstanding any other provisions of this Lease, and in consideration of the payment made by the Lessee to the Lessor for the execution of this Lease, Lessee shall have the right at any time prior to or after default hereunder, to quitclaim and surrender to Lessor all right, title and interest of Lessee in the leased rights, and thereupon all rights and obligations of the parties hereto one to the other shall cease and terminate, save and except as to any then accrued royalty obligations of Lessee then payable as to which Lessee shall remain liable to Lessor, and save and except the rights, rights of way and easements which may be retained by Lessee by virtue of the granting clause of this Lease.

          10.      Lessor hereby warrants and agrees to defend title to the leased rights and agrees that Lessee, at its option, may pay and discharge any taxes, mortgages, trust deeds or other liens or encumbrances existing, levied or assessed on or against the leased rights, and in the event Lessee exercises such option, Lessee shall be subrogated to the rights of any holder thereof, and shall have, among other rights, the right of applying to the discharge of any such mortgage, tax or other lien or encumbrance any payments accruing to lessor hereunder.

          11.      Lessee shall pay all taxes levied on structures and improvements constructed by Lessee pursuant to this Lease.

          12.      The rights of either party hereunder may be assigned in whole or in part, and the right and privilege to do so is hereby reserved by each party, and the provisions hereof shall extend to the heirs, personal representatives, successors and assigns of the parties hereto, but no change or division in ownership of the rights, rentals or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee, and no such change in ownership shall be binding upon Lessee until the expiration of thirty (30) days after Lessee is furnished with written notice of such transfer or assignment, together with a certified copy of the instruments of transfer or assignment. In the event of assignment of this lease as to a segregated portion of the leased right, the rentals payable hereunder shall be apportionable between the several leasehold owners ratably according to the surface area of each, and default in rental payment by one shall not affect the rights of other leasehold owners hereunder. Lessee’s right of assignment expressly includes the right to sublease all or any portion of its rights and obligations hereunder. Lessee must notify the Lessor, in writing, within 30 days of any assignment.

          13.      The obligation of the Lessee hereunder shall be suspended and the terms of this Lease shall be extended as the case may be, while Lessee is prevented from complying therewith, in whole or in part, by strikes, lockouts, riots, war or the results thereof, acts of God or the elements, fire, flood, accidents, delays in transportation, inability to secure labor or material in the open market, laws, orders, rules, or regulations of Federal, State, County, Municipal, or other governmental agencies, authority, or representative, or any other matter or condition beyond reasonable control of Lessee, whether or not similar to the conditions or matters herein specifically enumerated, or while litigation contesting Lessor’s title to the well or the leased rights or the rights granted Lessee hereunder or litigation involving Lessee’s operations hereunder shall be pending and undetermined or during any period when Lessee has no market for the products it is then capable of producing from the leased rights or the market price then available for such products will not produce an acceptable profit. For so long as any of the above circumstances continue to exist, Lessee, without impairment of its rights hereunder, shall be excused from performance of al obligations hereunder except payment of taxes and protection of the leased rights. It is expressly agreed that the prevention of settlement of any litigation or strike or labor disturbance shall not be considered a matter subject to Lessee’s control within the meaning of this Paragraph.

                    If the permission of approval of any governmental agency is necessary before drilling or producing operations may be commenced pursuant to the leased rights, then if such permission or approval has been applied for at least thirty (30) days prior to the date upon which such operations much be commenced under the terms hereof, the obligation to commence such operations shall be suspended until ninety (90) days after the governmental permit is granted or approval given, of if such permit or approval is denied initially, then so long as Lessee in good faith appeals from such denial or conducts further proceedings in an attempt to secure such permit or approval and ninety (90) days thereafter. Lessor agrees to fully support and cooperate with Lessee in securing permits and authorizations to conduct geothermal operations on the leased rights, all costs of which shall be borne by Lessee.

          14.      All statements of production and royalty and all payments to be made by Lessee to Lessor hereunder shall be sent to the person hereinafter set forth, at the address indicated:

                                                                       Janice Crank
                                                                       2246 Tanglewood Lane
                                                                       Emmett, Idaho 83617

                    Lessee shall, upon written notification of change of ownership in the leased rights or in the rentals or royalties hereunder, as provided in Paragraph 12 hereof, divide and distribute the same to the new owners of such interest; provided, however, that if at any time there are three or more persons entitled to rentals or royalties hereunder, Lessee may, at its option, withhold payment of such rentals or royalties until a majority in interest of such persons designate in writing in a recordable instrument delivered to Lessee, a bank, trust company or corporation, as a common agent and depositary, to receive all payments due hereunder to such persons. Such designation may be changed at any time in the same manner. Delivery of all statements and payments hereunder may be made by depositing same in the United States mail duly addressed to Lessor at the above address or addresses or to such agent and depositary, which shall constitute full performance of Lessee’s obligation to make such delivery. In the event that the amount payable under this Lease shall result in a payment of less than Twenty-Five dollars ($25.00) becoming due Lessor, Lessee may, at is option, withhold and accrue sufficient periodic payments until the total due Lessor exceeds Twenty-Five Dollars ($25.00).

           15.      Any notice herein required or permitted to be given or furnished by one party to the other shall be in writing. Delivery of such written notice to Lessor shall be made by deposition the same in the United States mail duly certified and addressed to Lessor at 2246 Tanglewood Lane, Emmett, Idaho 83617 and delivery of such written notice to Lessee shall be made by depositing the same in the United States mail duly certified or delivered by express delivery and addressed to Lessee at 1509 Tyrell Lane, Suite B,, Boise, Idaho 83706. Either party hereto may by written notice to the other party change its address to any other location.

           16.       For the purposes of this Lease the following definitions shall apply:

                     (a)          The terms “Hot Water”, “Steam” and “Thermal Energy”, collectively referred to as “Energy Produced”, each shall mean natural geothermal water and/or steam, and shall also mean the natural heat of the earth and the energy present in, resulting from or created by, or which may be extracted from, the natural heat of the earth or the heat present below the surface of the earth, in whatever form such heat or energy naturally occurs;

                     (b)          The term “Extractable Minerals” shall mean any minerals in solution in the well effluents and all minerals and gases produced from or by means of the well or any well or wells developed in exercise of the leased rights or by means of condensing steam or processing water produced from the effluents from any such well or wells. Said terms shall also include any water so produced or obtained from condensation or steam; provided, however, that the term “gases” shall not include hydrocarbon gases that can be produced separately from the well effluents;

                     (c)          The term “Leased Substances” shall collectively man the matter, substances and resources defined in subparagraphs 16(a) and 16(b) that are subject to this Lease;

                    (d)          The term “Geothermal Resources” shall collectively mean the matter, substances and resources defined in subparagraph 16(a) and 16(b) that are not subject to this Lease but are located on adjacent land or lands in reasonable proximity thereto;

                     (e)           The term “Power Potential” shall mean, when used herein with respect to any well or wells, the quantity, or units, of energy capable of being recovered from the Hot Water, Steam or Thermal Energy produced therefrom by means of any energy conversion or utilization facility (including, but not limited to, electrical generating facilities) or equipment designed for use thereof;

                     (f)          The term “Sufficient Power Potential” shall mean that Power Potential which, in the sole judgment of Lessee shall be sufficient for the Commercial sale or utilization thereof, or shall warrant the construction of facilities for the Commercial sale or other utilization thereof, or shall justify additional drilling or other operations in exercise of the leased rights;

                     (g)          The term “Commercial” shall mean those qualities of Leased Substances produced, sold or used, the value of which, after determining Lessee’s direct operating costs (or extraction costs in the case of Extractable Minerals) will be capable of providing a sufficient return to cause Lessee, in its sole judgment, to continue production thereof or to elect to proceed with further development or exploratory operations in exercise of the leased rights.

                     (h)           The term “Net Proceeds” is defined as proceeds from the sale of generated electric power to a third party, independent of the Lessor or Lessee, less deductions of the sum of all direct operating costs, financing costs, interest expense of capital, property taxes, franchise and other taxes, marketing expenses and the depreciation of production, injection and monitoring wells, pipelines, production facilities, power generation and distribution facilities, and power lines through to the sales delivery point. Depreciation shall be on a fifteen (15) year straight-line basis with asset capitalization in accordance with generally accepted accounting principles. Electric power is computed and paid for on the basis of kilowatt- hours (“Kwh”) and the royalty shall be calculated on a basis of cents per Kwh.

           17.      In the event any part or portion or provision of this instrument shall be found or declared to be null, void or unenforceable for any reason whatsoever by any Court of competent jurisdiction, then and in such event only such part, portion or provision shall be affected thereby, and such finding, ruling or decision shall not in any way affect the remainder of this instrument or any of the other terms or conditions hereof, which said remaining terms and conditions shall remain binding, valid and subsisting and in full force and effect between the parties hereto, it being specifically understood and agreed that the provisions hereof are severable for the purposes of the provisions of this clause. In this connection, this Lease shall not in any event extend beyond such term as may be legally permissible under present applicable laws, and should be any such applicable law limit the term hereof to less than that herein provided, then this Lease shall not be void but shall be deemed to be in existence for such term and no longer.

           18.      If more than one person is named as Lessor herein and on or more of them fails to execute this Lease, said Lease shall nevertheless (when accepted by Lessee) become effective as a lease from such of said named parties Lessor as may have executed the same.

           19.      This Lease may be executed in any number of counterparts and all such counterparts shall be deemed to constitute a single lease and the execution of one counterpart by any party Lessor shall have the same force and effect as if such party had signed all the other counterparts.

           20.      This Geothermal Lease and Agreement and all of the terms, covenants and conditions hereof shall extend to the benefit of and be binding upon the respective heirs, personal representatives, successors and assigns of the parties hereto.

                    IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the date hereinabove first written.

Social Security Number		Janice Crank Lessor

	By:	Douglas J. Glaspey, CEO & Director
Lessee

State of Idaho	)	On this _____ day of July 2003, before me,
)
County of ________________________________________	)
the undersigned Notary Public, personally appeared

( ) personally known to me
( ) proved to me on the basis of satisfactory evidence to be the person(s) whole name(s) ______________________________ subscribed to the within instrument, and acknowledged that ___________________________________________ executed it.

WITNESS my hand and official seal.

Notary’s Signature

State of Idaho	)	On this _____ day of July 2003, before me,
)
County of ________________________________________	)
the undersigned Notary Public, personally appeared

( ) personally known to me
( ) proved to me on the basis of satisfactory evidence to be the person(s) whole name(s) ______________________________ subscribed to the within instrument, and acknowledged that ___________________________________________ executed it.

WITNESS my hand and official seal.

Notary’s Signature

EXHIBIT A

Mineral rights, geothermal rights and the right of ingress and egress for the removal of such mineral and geothermal rights for the Northeast Quarter (NE ¼) of Section 23, Township 15 South, Range 26 East Boise Meridian